UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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TURTLE BEACH CORPORATION

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On April 12, 2023, Turtle Beach Corporation issued a press release, a copy of which is filed as Exhibit A.

Exhibit A

Turtle Beach Highlights Ongoing Commitment to Shareholder Value Creation

Immersion Continues to Reject Company’s Extensive Efforts to Settle

No Shareholder Action Required at This Time

April 12, 2023 02:00 PM Eastern Daylight Time

WHITE PLAINS, N.Y.–(BUSINESS WIRE)– Turtle Beach Corporation (Nasdaq: HEAR, the “Company”), a leading gaming headset and audio accessory brand, today issued the following statement regarding its extensive efforts to reach a settlement with Immersion Corporation (Nasdaq: IMMR, “Immersion”):

In the interest of avoiding another costly and distracting proxy contest, members of the Turtle Beach Board and management team have engaged extensively and in good faith with Immersion, including offering three separate counterproposals that were ultimately rejected. Immersion’s submission of a nomination notice, including a third nominee, Sean Madnani, on April 7, 2023, demonstrates its commitment to wasting shareholder capital on yet another proxy contest less than a year after the Board was substantially refreshed with five new directors.

Most recently, Immersion rejected the Company’s offer to accept two of its nominees to the Board, have two incumbent directors resign, and the option to form a Value Enhancement Committee (with the two Immersion directors as members), all of which were key demands from Immersion.

Immersion’s lack of good faith in engaging in talks has been evident since engagement began. On March 26, 2023, the Company’s advisors received a verbal proposal from Immersion that demanded, among other things, reducing the Board’s size to six directors, and immediately appointing Messrs. Eric Singer, Immersion’s President, CEO and Chairman and Bill Martin, a member of the Immersion Board of Directors, to the Turtle Beach Board. Immersion’s proposal would have resulted in a 7% shareholder gaining control of 33% of the Board. Furthermore, with Messrs. Singer and Martin both serving on Immersion’s Board, the proposal would also have resulted in 50% of Immersion’s named executive officers and 40% of its Board sitting on Turtle Beach’s Board, which could create potential conflicts from divided obligations and duties to Immersion and Turtle Beach’s shareholders. Immersion’s proposal also required that Turtle Beach form a Board committee to review strategic alternatives despite the Company having recently completed an extensive strategic alternatives process.

In an effort to understand if Immersion’s plans would be in the best interest of Turtle Beach shareholders, the Company met with Immersion on April 1, 2023, during which meeting Immersion failed to describe how its nominees or plans would add value for shareholders. Despite the lack of any substantive information from Immersion, in the interest of avoiding another costly and distracting proxy contest, Turtle Beach subsequently delivered three rounds of counterproposals to Immersion.

Most recently, on April 11, 2023, the Company delivered a third counterproposal to Immersion’s counsel, which accepted the key elements being sought by Immersion, including:

•	The appointment of two of Immersion’s nominees as new independent directors selected by the Board, subject to the typical due diligence process run by the Board’s Nominating and Governance Committee;

•	The resignation of William Keitel, the Company’s Lead Independent Director, who has volunteered to retire, and a second incumbent director of the Board’s choosing; and

•

The formation of a Value Enhancement Committee, upon the agreement of only four directors from the reconstituted Board, for the purpose of overseeing value creation opportunities to enhance or otherwise maximize value for shareholders.

Immersion has insisted on receiving reimbursement for their expenses, which the Company does not believe is reasonable, given the desire not to waste or transfer shareholder capital from the Company’s shareholders to Immersion’s shareholders.

Despite the Company’s extensive efforts to engage with Immersion and find a mutually agreeable solution, Immersion appears to prefer waging a costly and distracting proxy contest at the expense of both Turtle Beach shareholders and Immersion shareholders. The Turtle Beach Board and management team are steadfast in our commitment to serving the best interests of all Turtle Beach shareholders, which is why we have been focused on constructively engaging with Immersion from the outset.

The Board stands ready and willing to continue to engage with Immersion to move beyond this matter and return its full attention to overseeing the Company’s operations and creating value for shareholders. The Board is committed to serving the best interests of all Turtle Beach shareholders as it works to reach a mutually agreeable resolution with Immersion.

Refreshed and Highly Qualified Board Overseeing Continued Transformation

Turtle Beach benefits from a strong Board that offers a diverse range of skills and experience to provide effective oversight of the Company and the successful execution of its strategic initiatives. The Turtle Beach Board consists of nine extremely qualified, engaged and experienced directors, eight of whom are independent and all of whom together offer a diverse set of backgrounds and significant relevant expertise in the technology, consumer electronics and retail sectors, M&A and finance. The Board regularly evaluates its composition to ensure it reflects the appropriate skills, expertise and diversity to oversee the execution of its strategy. Last year, Turtle Beach appointed five new, independent members and expanded the number of total directors on its Board. With these appointments, the Turtle Beach Board has replaced the majority of its members over the past year and lowered its average director tenure from 6.7 years to 4 years.

The date of the Company’s Annual Meeting has not yet been announced. Turtle Beach shareholders are not required to take any action at this time.

Dechert LLP and Vinson & Elkins L.L.P. are serving as legal advisors to the Company.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “goal”, “project”, “intend” and similar expressions, or the negatives thereof, constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current beliefs and expectations, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to logistic and supply chain challenges, the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business, including the integration of any businesses we acquire and the integration of such businesses within our internal control over financial reporting and operations, our indebtedness, the Company’s liquidity, and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and the Company’s other periodic reports filed with the SEC. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the Annual Meeting. The Company intends to file a definitive proxy statement and a WHITE proxy card with the SEC in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the 2022 Annual Meeting of Shareholders contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4 and 5, which are available on the Company’s website at https://corp.turtlebeach.com/ or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2022. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the Annual Meeting. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at https://corp.turtlebeach.com/.

About Turtle Beach Corporation

Turtle Beach Corporation (corp.turtlebeach.com) is one of the world’s leading gaming accessory providers The Company’s namesake Turtle Beach brand (www.turtlebeach.com) is known for designing best-selling gaming headsets, top-rated game controllers, and groundbreaking gaming simulation accessories. Innovation, first-to-market features, a broad range of products for all types of gamers, and top-rated customer support have made Turtle Beach a fan-favorite brand and the market leader in console gaming audio for over a decade. Turtle Beach’s ROCCAT brand (www.roccat.com) combines detail-loving German innovation with a genuine passion for designing the best PC gaming products, including award-winning keyboards, mice, headsets, mousepads, and other PC accessories. Turtle Beach’s shares are traded on the Nasdaq Exchange under the symbol: HEAR.

Media Information:

Joele Frank, Wilkinson Brimmer Katcher

Jed Repko / Nick Lamplough / Arielle Rothstein

212.355.4449

Investor Information:

Cody Slach or Alex Thompson

Gateway Investor Relations

949.574.3860

hear@gatewayir.com